1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Prices
$300 Million of 11.875% Senior Notes Due 2014

NEW ORLEANS, LA, November 8, 2007 – McMoRan Exploration Co. (NYSE: MMR) announced today that it has priced $300 million of senior notes due 2014.  The senior notes have an interest rate of 11.875% per year.  The transaction is expected to settle on November 14, 2007.

This offering will generate net proceeds of approximately $292 million, which McMoRan will use to repay borrowings under the bridge facility used in connection with the acquisition of the Gulf of Mexico shelf oil and gas properties of Newfield Exploration Company.  McMoRan expects to repay the remaining $58 million of the bridge facility using borrowings from its existing bank credit facility.  Borrowings under the bank credit facility at September 30, 2007 totaled $313 million.  Interest on the bank credit facility will be LIBOR plus 2.25 percent (currently equal to 6.9 percent) based on estimated borrowings.

The joint book-running managers for this offering are JPMorgan and Merrill Lynch & Co.  BNP Paribas is a co-manager and served as a qualified independent underwriter for this offering.  The offering will be made under the company’s existing shelf registration statement filed with the Securities and Exchange Commission.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.  Any offers of the notes will be made exclusively by means of a prospectus and prospectus supplement.

Copies of the prospectus supplements and accompanying prospectus relating to this offering may be obtained by contacting J.P. Morgan Securities Inc., 4 Chase Metrotech Center, C S Level, Brooklyn, New York 11245, or Merrill Lynch & Co., 4 World Financial Center, Attention: Prospectus Department, New York, New York 10080.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.

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CAUTIONARY STATEMENT: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts.  Accuracy of those statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, unless required by applicable law, does not intend to update or otherwise revise its forward-looking statements more frequently than quarterly, if at all.  Additionally, important factors that might cause future results to differ from current expectations include variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the ability to obtain commercial arrangements for the potential Main Pass Energy HubTM project and other factors described in McMoRan’s registration statement on Form S-3/A filed with the Securities and Exchange Commission on October 3, 2007.

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